Exhibit 5.1

September 29, 2016

ServisFirst Bancshares, Inc. 850 Shades Creek Parkway, Suite 200 Birmingham, Alabama 35209

Re:	ServisFirst Bancshares, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

In our capacity as counsel for ServisFirst Bancshares, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s registration of the offer of up to 300,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the ServisFirst Bank 401(k) Profit Sharing Plan & Trust (the “Plan”), and an indeterminate number of interests (the “Plan Interests”) which may be issued under the Plan.

We have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon the foregoing and in reliance thereon, we are of the opinion that, (i) if and when issued and delivered as original issuance shares in accordance with the terms and conditions of the Plan, the Shares have been duly authorized for issuance and will be validly issued, fully paid and nonassessable, and (ii) the Plan Interests, when issued in accordance with the terms of the Plan, will be validly issued.

September 29, 2016

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This opinion is limited to the current laws of the State of Delaware and the State of Alabama, the current federal laws of the United States, and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretations thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof. This opinion letter is limited to the opinion expressly stated herein, and no other opinions are to be inferred or implied.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP